NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)

	March 31, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$ 129,773	$ 155,409
Current investments	15,825	—
Accounts receivable	16,511	16,683
Inventories, net	99,746	99,399
Prepaid expenses and other	33,633	36,663
	295,488	308,154

Property and equipment, net	71,754	84,053
Goodwill	112,446	112,446
Other intangible assets, net	93,653	91,137
Other assets	83,486	83,076
Total assets	$ 656,827	$ 678,866

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 27,401	$ 20,276
Accrued expenses	97,501	112,023
Current portion of long-term debt	26,779	26,757
	151,681	159,056

Long-term debt	123,620	123,483
Other liabilities	41,692	41,699
Total liabilities	316,993	324,238

Commitments and contingencies (Note 10)

Stockholders' equity:
Class A common stock - 500 million shares authorized, $.001
par value, 90.6 million shares issued	91	91
Additional paid-in capital	181,954	179,335
Treasury stock, at cost 20.4 million and 20.5 million shares	(283,950)	(284,138)
Accumulated other comprehensive loss	(67,451)	(67,197)
Retained earnings	509,190	526,537
	339,834	354,628
Total liabilities and stockholders' equity	$ 656,827	$ 678,866

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005

Revenue	$ 265,780	$ 289,351
Cost of sales	46,994	49,664

Gross profit	218,786	239,687

Operating expenses:
Selling expenses	112,298	123,743
General and administrative expenses	90,003	87,183
Impairment of assets and other	20,840	—
Restructuring and other charges	11,115	—

Total operating expenses	234,256	210,926

Operating income (loss)	(15,470)	28,761
Other income (expense), net	(1,054)	(655)

Income (loss) before (provision) benefit for income taxes	(16,524)	28,106
(Provision) benefit for income taxes	6,196	(10,399)

Net income (loss)	$ (10,328)	$ 17,707

Net income (loss) per share (Note 3):
Basic	$ (0.15)	$ 0.25
Diluted	$ (0.15)	$ 0.25

Weighted-average common shares outstanding:
Basic	70,131	69,747
Diluted	70,131	71,353

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Cash Flows (Unaudited)
(U.S. dollars in thousands)

	Three Months Ended March 31,
	2006	2005

Cash flows from operating activities:
Net income (loss)	$ (10,328)	$ 17,707
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,585	7,338
Amortization of deferred compensation	246	194
Impairment of Scanner asset	18,984	—
Stock option expense	1,900	—
Changes in operating assets and liabilities:
Accounts receivable	172	(1,333)
Inventories, net	(347)	(3,786)
Prepaid expenses and other	(873)	4,761
Other assets	428	(2,681)
Accounts payable	7,125	(4,291)
Accrued expenses	(13,397)	10,783
Other liabilities	118	385

Net cash provided by operating activities	11,613	29,077

Cash flows from investing activities:
Purchases of property and equipment	(13,625)	(8,845)
Proceeds from investment sales	54,555	48,705
Purchases of investments	(70,380)	(44,250)
Purchase of long-term asset	(1,981)	(1,746)

Net cash used in investing activities	(31,431)	(6,136)

Cash flows from financing activities:
Exercises of employee stock options	651	1,709
Proceeds from long-term debt	—	30,000
Payments of cash dividends	(7,019)	(6,281)
Income tax benefit of options exercised	186	—
Repurchases of shares of common stock	(175)	(5,045)

Net cash provided by (used in) financing activities	(6,357)	20,383

Effect of exchange rate changes on cash	539	(2,387)

Net increase (decrease) in cash and cash equivalents	(25,636)	40,937

Cash and cash equivalents, beginning of period	155,409	109,865

Cash and cash equivalents, end of period	$ 129,773	$ 150,802